Exhibit 99.A6

ARTICLES OF AMENDMENT

GE PRIVATE ASSET MANAGEMENT FUNDS, INC.

ARTICLES OF AMENDMENT

FIRST: Immediately upon the acceptance of these Articles of Amendment for record (the “Effective Time”) by the State Department of Assessments and Taxation of Maryland (“SDAT”), every 100 shares of GE Contra Fund, par value $.001 par share (the “Common Stock”), of the Corporation, which were issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof be changed into one issued and outstanding share of Common Stock. Each of the combined outstanding shares of Common Stock shall have a par value of $.001.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of November, 2004.

ATTEST: GE PRIVATE ASSET MANAGEMENT FUNDS, INC.

By:	/s/ Regina Fink	By:	/s/ Gurinder Ahluwalia
	Regina Fink Secretary		Gurinder Ahluwalia President